Exhibit 10.6

[Letterhead of Gain Star International Limited]

TO:	American Telecom Services Inc.

ATTN:	Mr. Bruce

DATE:	June 22, 2005

Further to our previous discussions, we would like to put forward the proposal as below to accommodate your request to start business before you get PO from the customers or chain stores:

Gain Star International Limited will grant ATS an LC facility up to US$500K on a 20% cash deposit books or standby LC. That is, ATS shall put 20% of the LC amount into Gain Star’s bank account as deposit or issue a standby LC to Gain Star and then Gain Star will open 100% LC to the manufacturer when it receives ATS’ deposit. As preconditions, ATS shall sign the sales contract with Gain Star before the LC is opened and a sample LC form shall be provided for Gain Star’s approval.

The afore-said deposit shall only be released and/or the standby LC shall be allower to expire in the event that any of the following occurs: 1) ATS shall get CIT-approved PO and the Sales Contract along with the Assignment Agreement between ATS and Gain Star covers the goods under relative LC; 2) ATS pays in full the LC amount plus the initial charges as stated in the Sales Contract to Gain Star. In such case, Gain Star agrees to return the deposit within 3 working days after ATS written notification of the above mentioned occurrences and/or to allow the standby LC to expire.

Before the manufacturer effects delivery of the goods, ATS should receive approved PO from its customers and/or chain stores; the manufacturer shall never make delivery before ATS gets CIT-approved PO.

If the manufacture fails to make delivery or ATS fails to get CIT-approved PO within 90 days after the LC issuing date, Gain Star shall still be entitled to the initial charges as stated in the Sales Contract.

As this is an accommodation for ATS before Pos are received, Gain Star can stop issuing the LC when it, by its own discretion, thinks appropriate. All these transactions under this letter should be subject to the terms and conditions of the Sales Contract as well.

For and On Behalf of

GAIN STAR INTERNATIONAL LIMITED

Authorized Signature(s)